EXHIBIT 99.1

Vital Therapies Announces Workforce and Cost Reduction Plans to Conserve Capital for a Possible New Clinical Trial

SAN DIEGO, Sept. 3, 2015 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq:VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of liver failure, today announced a workforce reduction of approximately 30% and plans to institute across the board expense reductions to conserve capital. The Company expects to record personnel-related severance charges of $1.2 million, primarily in the quarter ending September 30, 2015.

"As we evaluate our next steps, it is necessary to conserve cash while we continue our analysis of the VTI-208 clinical trial data to possibly support the design and implementation of a new clinical trial to confirm what we believe to be promising pre-defined subset and post hoc analyses," said Terry Winters, Ph.D., Chief Executive Officer and Co-Chairman of Vital Therapies. "This has been a difficult process, but I want to thank each and every one of our departing employees for their hard work, passion and dedication. We will not forget their contributions and we wish them well."

The Company continues to analyze the entire VTI-208 data set in order to determine the potential next steps in clinical development.  In particular, the company is exploring the design of a new phase 3 clinical trial, which may limit subjects based on both Model for End-Stage Liver Disease (MELD) score and age. The Company will provide periodic updates on material developments.

With other cost savings, such as the termination of the VTI-210 and 212 clinical trials and reductions in across the board expenses, the Company has extended its anticipated cash runway, and is evaluating whether current cash will be sufficient to fund all or a major part of a possible new phase 3 clinical trial. Sufficiency of current resources will depend on a number of variables, including but not limited to, the extent to which the Company can successfully further reduce other expenses, trial design and size, and enrollment rates. The Company will provide periodic updates on material developments.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of liver failure. The Company's ELAD System, is an extracorporeal human allogeneic cellular liver therapy. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

About VTI-208 and VTI-208E

VTI-208 is a phase 3 randomized, controlled, open-label trial, evaluating the ELAD System in subjects with alcohol-induced liver decompensation (AILD). The primary endpoint is overall survival through at least 91 days assessed using the Kaplan Meier statistical method, and the secondary endpoint is proportion of survivors at study days 28 and 91. The trial enrolled 203 subjects over 22 months with 96 subjects randomized to the treated group and 107 randomized to the control group. VTI-208E is an extension study which assesses subject outcomes for five years after enrollment in VTI-208. Efficacy and safety data from the VTI-208 clinical trial, incorporating VTI-208E survival data through July 30, 2015, disclosed on August 21, 2015 reported the trial failed to reach its primary or secondary endpoints.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to the workforce reduction, including the future charges expected to be incurred in connection therewith, other cost reduction plans our continuing analyses of the data from the VTI-208 clinical trial, including exploratory subset analyses, our plans to restructure our clinical development program, including a potential new trial and potential inclusion and exclusion criteria and study design, and related statements. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance and you are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties include, but are not limited to, possible changes in the amount of charges associated with the workforce reduction including that the Company may incur unanticipated charges and expenses or make cash payments that are not currently contemplated; the Company's ability to reduce its operating expenses and conserve cash; the risk that further analysis of the VTI-208 data does not support and/or contradicts our preliminary findings; the risk that the VTI-208 data will not support a proposed new clinical trial; the risk that the FDA does not approve a new clinical trial plan; delays in meeting with FDA or completing those meetings, the success or failure of a new clinical trial, if any; and the uncertainties inherent in Vital Therapies' clinical and development programs, including, without limitation, Vital Therapies' ability to adequately demonstrate the safety and efficacy of the ELAD System, future clinical results, which may not support further development of the ELAD System, and challenges related to conducting pivotal clinical trials, including, but not limited to, the impact of VTI-208, failure to achieve favorable results in clinical trials, the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, and unexpected adverse events or safety issues; the ability to obtain regulatory approval for the ELAD System; and the sufficiency of funding and our cash resources. There can be no assurance that data from any of our clinical trials will be sufficient to support an application for marketing in any country or that any such application will ever be approved. These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. These forward-looking statements speak only as of the date hereof and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

CONTACT: Vital Therapies, Inc.
         Al Kildani
         Vice President, Investor Relations and Business Development
         858-673-6840
         akildani@vitaltherapies.com